Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS COMPLETES PATIENT ACCRUAL FOR PH-10 PHASE 2

CLINICAL STUDY OF CELLULAR AND IMMUNOLOGIC CHANGES IN THE SKIN

Anticipated Completion Date December 2015 as Projected

KNOXVILLE, TN, September 21, 2015 – Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that it has completed patient accrual for its phase 2 study of the cellular and immunologic changes in the skin of patients receiving PH-10, an investigational topical treatment for atopic dermatitis and psoriasis.

This phase 2 trial is a multicenter study of subjects with mild to moderate psoriasis. Subjects apply PH-10 vehicle daily for 28 consecutive days followed by active PH-10 daily for 28 consecutive days to their plaque psoriasis areas on the trunk or extremities (excluding palms, soles, scalp, facial and intertriginous sites). Biopsies of one target plaque are collected at baseline (at least 7 days prior to first study treatment on Day 1) and at Days 29 and 64, with a 7-day interval between biopsy at Day 29 and commencement of application of active PH-10 on Day 36. Study data from each subject will serve as an internal control (i.e., assessment at baseline and at the end of application of PH-10 vehicle) for assessment of clinical and cellular response to active investigational agent.

Dr. Eric Wachter, CTO of Provectus, stated, “Given that the patients remain on the study for a total of 92 days to monitor their response to PH-10, Provectus anticipates that the originally projected completion date of December 2015 will be the actual date of completion for this 30 patient trial.”

Further information is available at https://clinicaltrials.gov/ct2/show/record/NCT02322086.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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